FOURTH AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS FOURTH AMENDMENT effective as of January 1, 2013, to the Distribution Agreement dated August 10, 2004, as amended August 15, 2005, June 8, 2007 and October 8, 2007 (the “Agreement”), is entered into by and among Intrepid Capital Management Funds Trust, a Delaware statutory trust (the “Trust”), Intrepid Capital Management Inc., a Florida corporation (the “Advisor”) and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor).

RECITALS

WHEREAS, the parties have entered into a Distribution Agreement; and

WHEREAS, the parties desire to amend the fees of the agreement; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

INTREPID CAPITAL MANAGEMENT FUNDS TRUST	QUASAR DISTRIBUTORS, LLC

By: /s/ Mark F. Travis	By: /s/ James R. Schoenike

Name: Mark F. Travis	Name: James R. Schoenike

Title: President	Title: President

INTREPID CAPITAL MANAGEMENT INC.

By:     /s/ Mark F. Travis

Name:     Mark F. Travis

Title:       Chief Financial Officer

Exhibit B to the Distribution Agreement – Intrepid
QUASAR DISTRIBUTORS, LLC - REGULATORY DISTRIBUTION SERVICES FEE SCHEDULE - Effective 1/1/13
Regulatory Distribution Annual Services Per Fund*
.5 basis point on average net assets
Base annual fee: $[   ] minimum

Default sales loads and distributor concession, if applicable, are paid to Quasar.

Standard Advertising Compliance Review
▪ $[   ] per communication piece for the first [   ] pages (minutes if tape or video); $[   ] /page (minute if tape or video) thereafter.
▪ $[   ] FINRA filing fee per communication piece for the first [   ] pages (minutes if tape or video); $[   ] /page (minute if tape or video) thereafter.
       (FINRA filing fee may not apply to all communication pieces)
Expedited Advertising Compliance Review
▪ $[   ] for the first [   ] pages (minutes if audio or video); $[   ] /page (minute if audio or video) thereafter, 24 hour initial turnaround.
▪ $[   ] FINRA filing fee per communication piece for the first [   ] pages (minutes if audio or video); $[   ] /page (minute if audio or video) thereafter.
      (3 day turnaround IF accepted by FINRA, FINRA filing fee may not apply to all communication pieces)
Licensing of Investment Advisor’s Staff (if desired)
▪  $[   ] /year per registered representative
▪  Quasar sponsors the following licenses: Series 6, 7, 24, 26, 27, 63, 66
▪  $[   ] /FINRA designated branch location
▪  Plus all associated FINRA and state fees for Registered Representatives, including license and renewal fees
Fund Fact Sheets
▪  Design - $[   ] /fact sheet, includes first production
▪  Production - $[   ]/fact sheet per production period
▪  All printing costs are out-of-pocket expenses, and in addition to the design fee and production fee
▪  Web sites, third-party data provider costs, brochures, and other sales support materials – Project priced via Quasar proposal
Chief Compliance Officer Support Fee*
▪  $[   ] /year
Out-of-Pocket Expenses
Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of shares, including, but not limited to:
▪  Typesetting, printing and distribution of prospectuses and shareholder reports
▪  Production, printing, distribution, and placement of advertising, sales literature, and materials
▪  Engagement of designers, free-lance writers, and public relations firms
▪  Postage, overnight delivery charges
▪  FINRA registration fees [To include late U5 charge (if applicable)]
        (FINRA advertising filing fees are included in Advertising Compliance Review section above)
▪  Record retention
▪  Travel, lodging, and meals

*Subject to annual CPI increase, Milwaukee MSA.
Fees are billed monthly.